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                                                                    EXHIBIT 23.2

            Consent of Independent Registered Public Accounting Firm

The Board of Directors
Artesian Resources Corporation:

We consent to the use of our report dated March 30, 2005, with respect to the consolidated balance sheet and schedule of Artesian Resources Corporation and subsidiaries as of December 31, 2004, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the two-year perod ended December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.


/s/ KPMG LLP

Philadelphia, Pennsylvania

August 14, 2006